Exhibit 99.1

PRESS RELEASE

THE EMPIRE DISTRICT ELECTRIC COMPANY UPDATES 2016 EARNINGS GUIDANCE TO REFLECT TRANSACTION COSTS

JOPLIN, MO, February 26, 2016 — (NYSE:EDE)   The Empire District Electric Company announced today that the Company expects full-year 2016 earnings to be an estimated $0.10 to $0.12 per share lower than the guidance provided on February 4, 2016, reflecting the impact of transaction costs that will be associated with the Agreement and Plan of Merger with Liberty Utilities, a subsidiary of Algonquin Power & Utilities Corp.  Empire expects to incur total transaction costs of approximately $15 to $17 million, with approximately 50% payable in 2016 (assuming a 2017 closing date), of which approximately $4.5 million will be incurred in the first quarter of 2016.  The Company’s original weather normalized range of $1.38 to $1.54 per share assumed 30-year average weather, overall system energy growth of less than 1%, an October 1, 2016 effective date for the pending Missouri rate case at the filed amount of $33.4 million, and increased operating costs, driven by costs related to its Riverton combined cycle project.

The Company’s updated 2016 weather normalized earnings guidance range, including the effects of the merger transaction, is $1.26 to $1.44 per share.  Other factors that may impact earnings include variations in customer growth and usage projections, unanticipated or unplanned events that may impact operating and maintenance costs and the impact of actual rate case results or transaction costs differing from our assumptions.  The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

As stated in our February 9, 2016 news release, Empire’s customers’ rates will remain unaffected by the transaction.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned, regulated utility providing electric, natural gas (through its wholly owned subsidiary, The Empire District Gas Company) and water service, with approximately 218,000 customers in Missouri, Kansas, Oklahoma, and Arkansas.  A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in the Company’s filings with the SEC, including the most recent Form 10-K.

Contacts:

INVESTOR RELATIONS Dale Harrington Director of Investor Relations 417-625-4222 dharrington@empiredistrict.com	MEDIA COMMUNICATIONS Julie Maus Director of Corporate Communications 417-625-5101 jmaus@empiredistrict.com

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